                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of CIT Group Inc. (which also constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of
CIT Group Inc. (No. 333-92258)) of our reports, both of which are dated
October 18, 2001, relating to the consolidated financial statements of CIT
Group Inc. (formerly Tyco Capital Corporation), which appear in CIT Group Inc.'s Transition Report on Form 10-K for the transition period from January 1, 2001 to September 30, 2001. We also consent to the reference to us under the heading 'Experts' in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
September 12, 2002